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                                                                 EXHIBIT (d)(30)




                  INTERIM MASTER BUSINESS MANAGEMENT AGREEMENT


                  AGREEMENT made this 18th day of April, 2001, by Ivy Fund (the "Company") and Ivy Management, Inc. (the "Manager").

                  WHEREAS, the Company is an open-end investment company organized as a Massachusetts business trust and consists of one or more separate investment portfolios as may be established and designated from time to time;

                  WHEREAS, the Company engages in the business of investing and reinvesting the assets of its portfolios in the manner and in accordance with the investment objective and restrictions specified in the currently effective prospectuses and statements of additional information (the "Prospectus") relating to the portfolios included in the Company's Registration Statement, as amended from time to time, filed by the Company under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933;

                  WHEREAS, the Manager and the Company have entered into a Master Business Management Agreement dated the 31st day of December, 1994, as supplemented from time to time, pursuant to which the Manager renders business management services to Ivy Global Natural Resources Fund (the "Fund");

                  WHEREAS, such Master Business Management Agreement, by its terms and in accordance with certain provisions of the 1940 Act, will terminate upon its assignment;

                  WHEREAS, in connection with the proposed change in control (an "assignment" under the 1940 Act) of the Manager resulting from the contemplated acquisition (the "Acquisition") by Investors Group Inc. of Mackenzie Financial Corporation, of which the Manager is an indirect subsidiary, an automatic termination of the Master Business Management Agreement will occur;

                  WHEREAS, Rule 15a-4 under the 1940 Act prevents funds from being harmed by losing investment advisory services due to an assignment of an advisory agreement before shareholders can approve a new agreement by providing a temporary exemption from the shareholder approval requirement and permitting the fund to be advised under a short-term agreement until shareholders can vote on a new agreement; and

                  WHEREAS, the Board of Trustees of the Company, including a majority of the Independent Trustees, has voted in person at its March 15, 2001 meeting to approve this interim master business management agreement (the "Interim Agreement") so that the Manager may continue to provide business management services to the Fund until such time as the shareholders of the Fund will have voted on the approval or disapproval of a new business management agreement;

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                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

                  1. Appointment. The Company hereby appoints the Manager to provide the business management services specified in this Interim Agreement with regard to the Fund, and the Manager hereby accepts such appointment.

                  2.       Business Management Services.

                           (a)      The Manager shall supervise the Fund's
business and affairs and shall provide such services reasonably necessary for the operation of the Fund as are not provided by employees or other agents engaged by the Fund; provided, that the Manager shall not have any obligation to provide under this Interim Agreement any direct or indirect services to the Fund's shareholders, any services related to the distribution of the Fund's shares, or any other services which are the subject of a separate agreement or arrangement between the Fund and the Manager. Subject to the foregoing, in providing business management services hereunder, the Manager shall, at its expense, (1) review the activities of the Fund's investment adviser to ensure that the Fund is operated in compliance with the Fund's investment objective and policies and with the 1940 Act; (2) coordinate with the Fund's Custodian and Transfer Agent and monitor the services they provide to the Fund; (3) coordinate with and monitor any other third parties furnishing services to the Fund; (4) provide the Fund with the necessary office space, telephones and other communications facilities as are adequate for the Fund's needs; (5) provide the services of individuals competent to perform administrative and clerical functions which are not performed by employees or other agents engaged by the Fund or by the Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Fund; (6) maintain or supervise the maintenance by third parties of such books and records of the Company as may be required by applicable Federal or state law; (7) authorize and permit the Manager's directors, officers and employees who may be elected or appointed as directors or officers of the Company to serve in such capacities; and (8) take such other action with respect to the Company, after approval by the Company, as may be required by applicable law, including without limitation the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.

                           (b)      The Manager may retain third parties to
provide these services to the Company, at the Manager's own cost and expense. The Manager shall make periodic reports to the Company's Board of Trustees on the performance of its obligations under this Interim Agreement, other than services provided to the Company by third parties retained in accordance with the pervious sentence.

                  3. Expenses of the Company. Except as provided in paragraph 2 or as provided in any separate agreement between the Fund and the Manager, the Company shall be responsible for all of its expenses and liabilities, including: (1) the fees and expenses of the Company's Trustees who are not parties to this Interim Agreement or "interested persons" (as defined in the 1940 Act) of any such party ("Independent Trustees"); (2) the salaries and expenses of any of the Company's officers or employees who are not affiliated with the


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Manager; (3) interest expenses; (4) taxes and governmental fees, including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; (5) brokerage commissions and other expenses incurred in acquiring or disposing of portfolio securities; (6) the expenses of registering and qualifying shares for sale with the SEC and with various state securities commissions; (7) accounting and legal costs; (8) insurance premiums;
(9) fees and expenses of the Company's Custodian and Transfer Agent and any related services; (10) expenses of obtaining quotations of portfolio securities and of pricing shares; (11) expenses of maintaining the Company's legal existence and of shareholders' meetings; (12) expenses of preparation and distribution to existing shareholders of periodic reports, proxy materials and prospectuses; and (13) fees and expenses of membership in industry organizations.

                  4. Standard of Care. The Manager shall give the Company the benefit of the Manager's best judgment and efforts in rendering business management services pursuant to paragraph 2 of this Interim Agreement. As an inducement to the Manager's undertaking to render these services, the Company agrees that the Manager shall not be liable under this Interim Agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Interim Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Company or its shareholders to which the Manager would otherwise be subject by reason of the Manager's reckless disregard of its obligations and duties hereunder.

                  5. Fees. In consideration of the services to be rendered by the Manager pursuant to paragraph 2 of this Interim Agreement, the Fund shall pay a monthly fee on the first business day of each month, based on the average daily value (as determined on each business day at the time set forth in the Prospectus of the Fund for determining net asset value per share) of the net assets of the Fund during the preceding month at the annual rates of 0.50%. Such fees earned shall be maintained in an interest-bearing escrow account with the Company's custodian or a bank. If a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) approves a new master business agreement within 150 days following the date of this Interim Agreement, the amount in escrow (including interest earned) will be paid to the Manager. If a majority of the Fund's outstanding voting securities does not approve a new master business agreement, the Manager will be paid from the escrow account the lesser of (i) any costs incurred in performing the Interim Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned). If the fees payable pursuant to this paragraph 5 begin to accrue before the end of any month or if this Interim Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Fund's Prospectus for the computation of net asset value. For purposes of this Interim Agreement, a "business day" is any day on which the New York Stock Exchange is open for trading.


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                  6.       Ownership of Records. All records required to be
maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Fund are the property of the Fund and shall be surrendered by the Manager promptly on request by the Fund; provided, that the Manager may at its own expense make and retain copies of any such records.

                  7.       Duration and Termination.

                           (a)      This Interim Agreement shall become
effective on the date first written above or on such later date as the Acquisition may take place, and shall continue in effect, unless sooner terminated as provided herein, for a period not to exceed 150 days following such date, or until the majority of the Fund's outstanding voting securities approves a new master business management agreement with the Manager. This Interim Agreement is terminable at any time, by either party, without payment of any penalty, on not more than ten (10) days' written notice to the other party. This Interim Agreement will be terminated automatically in the event of its assignment (as defined in the 1940 Act).

                           (b)      All transactions already initiated hereunder
at the time of termination shall be completed in accordance with the Manager's usual practice.

                  8. Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

                  9.       Miscellaneous.

                           (a)      This Interim Agreement shall be construed in
accordance with the laws of the State of Florida, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

                           (b)      The captions in this Interim Agreement are
included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                           (c)      The Company's Declaration of Trust has been
filed with the Secretary of State of The Commonwealth of Massachusetts. The obligations of the Company are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Company, but only the Company's property shall be bound. It is further understood and acknowledged that all persons dealing with any Fund must look solely to the property of such Fund for the enforcement of any claims against that Fund as neither the Trustees, shareholders, officers, employees or agents assume any


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personal liability for obligations entered into on behalf of any Fund. No Fund shall be liable for the obligations or liabilities of any other Fund.

                  IN WITNESS WHEREOF, the parties hereto have caused this Interim Agreement to be executed as of the date first above written.

                                          IVY FUND

                                          By:  /s/ James W. Broadfoot
                                               ----------------------
                                                Title:  President

                                          IVY MANAGEMENT, INC.

                                          By:  /s/ James W. Broadfoot
                                               ----------------------
                                                Title:  President


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